As filed with the Securities and Exchange Commission on October 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

USBC, INC.
(Exact name of Registrant as specified in its charter)

Nevada	90-0273142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 E 2nd Street, 15th Floor

Reno, Nevada 89501

(Address, including zip code, of Registrant’s principal executive office)

Amended and Restated USBC, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

Robert Gregory Kidd

Chief Executive Officer

USBC, Inc.

300 E 2nd Street, 15th Floor

Reno, Nevada 89501

775-239-7673

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel L. Forman

Trevor A. Levine

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

(212) 419-5904

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is filed by USBC, Inc. (the “Registrant”) for the purpose of registering an aggregate 65,000,000 additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) issuable under the Amended and Restated USBC, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) following the approval of the Amendment and Restatement of Incentive Plan Proposal by the Registrant’s stockholders at its annual meeting of stockholders held on September 29, 2025.

In accordance with Instruction E to Form S-8, the shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the following prior registration statements on Form S-8, previously filed with the Securities and Exchange Commission (the “Commission”) with respect to the 2021 Plan: (i) 500,000 shares under the 2021 Plan and 366,253 shares of Common Stock reserved for issuance under the 2011 Stock Incentive Plan, as amended (the “2011 Plan”) on Form S-8 filed with the Commission on December 10, 2021 (File No. 333-261597), (ii) 550,000 shares of Common Stock on Form S-8 filed with the Commission on April 25, 2025 (File No. 333-286762) and (iii) 48,950,000 shares of Common Stock on Form S-8 filed with the Commission on August 5, 2025 (File No. 333-289254) (collectively, the “Prior Registration Statements”).

The 500,000 shares under the 2021 Plan and 366,253 shares of Common Stock reserved for issuance under the 2011 Plan registered on Form S-8 filed with the Commission on December 10, 2021 have been adjusted as referenced herein to reflect the Registrant’s 1-for-40 reverse stock split of the authorized and issued and outstanding shares of Common Stock (the “Reverse Stock Split”) which became effective on February 19, 2025.  As a result of the Reverse Stock Split, every 40 shares of Common Stock issued and outstanding were converted into one share of Common Stock along with the number of shares to be awarded under the 2021 Plan and the number of additional shares available pursuant to the “evergreen” provisions were also appropriately adjusted as a result of the Reverse Stock Split.

Pursuant to General Instruction E of Form S-8, the contents of Prior Registration Statements are incorporated into this Registration Statement by reference to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the rules and regulations of the Commission, the information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement or in a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement and is incorporated herein by reference.

Exhibit No.	Description
4.1#	Amended and Restated USBC, Inc. 2021 Equity Incentive Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed October 3, 2025)
5.1*	Opinion of Holland & Hart LLP
23.1*	Consent of BPM LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Holland & Hart LLP (included in 5.1 Opinion)
24.1*	Power of Attorney (included on signature page hereto)
107*	Filing Fee Table

* Filed herewith.

# Management contract or compensatory plan or arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reno, Nevada, on October 24, 2025.

USBC, Inc.

Date: October 24, 2025	By:	/s/ Robert Gregory Kidd
Robert Gregory Kidd
Chief Executive Officer, President and Chairman

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of USBC, Inc., hereby severally constitute and appoint Robert Gregory Kidd and Kitty Payne and each of them singly (with full power to each of them to act alone), to sign any and all amendments including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated:

Person	Capacity	Date

/s/ Robert Gregory Kidd	Chief Executive Officer, President and Chairman
Robert Gregory Kidd	(Principal Executive Officer)	October 24, 2025

/s/ Kitty Payne	Chief Financial Officer
Kitty Payne	(Principal Financial and Accounting Officer)	October 24, 2025

/s/ Linda Jenkinson	Director/Vice-Chair
Linda Jenkinson		October 24, 2025

/s/ Ronald P. Erickson	Director
Ronald P. Erickson		October 24, 2025

/s/ Jon Pepper	Director
Jon Pepper		October 24, 2025

/s/ William A. Owens	Director
William A. Owens		October 24, 2025

/s/ Ichiro Takesako	Director
Ichiro Takesako		October 24, 2025

/s/ John Cronin	Director
John Cronin		October 24, 2025

/s/ Larry K. Ellingson	Director
Larry K. Ellingson		October 24, 2025

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